Exhibit 99.1

                 JONES LANG LASALLE REPORTS RECORD EARNINGS;
               2005 NET INCOME OF $104 MILLION, $3.12 PER SHARE

    CHICAGO, Jan. 31 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported record net income of $104 million, or $3.12 per diluted share of common stock, for the year ended December 31, 2005. The prior year's net income was $64 million, or $1.96 per diluted share. Included in the 2004 figures was a $0.26 per share expense related to the redemption of the firm's euro 165 million Senior Notes. Also included in the 2004 results were restructuring charges of $5.4 million, or $0.12 per share, compared with $1.4 million or $0.03 per share recorded in 2005. Revenues for the full year 2005 were $1.39 billion, an increase of 19 percent from the prior year that resulted from growth in all operating segments. Operating income for the current year was $132 million compared with $90 million for the prior year, which represented an increase of 47 percent.

    For the fourth quarter of 2005, net income was $67 million, or $1.99 per diluted share, compared with net income of $50 million, or $1.52 per diluted share, for the same period in 2004. Restructuring charges of $4.3 million, or $0.10 per share, were included in the fourth quarter results of the prior year compared with $0.9 million, or $0.02 per share, recorded in the same period of this year. Revenue for the fourth quarter of 2005 was $499 million, an increase of 21 percent from 2004, with all segments showing healthy increases. Operating income for the fourth quarter increased 43 percent to $86 million from $60 million in the prior year.

     Full Year 2005 Highlights:

     -- Revenues increased 19 percent with growth in all business segments

     -- Operating income increased 47 percent driven by LaSalle Investment
        Management and the Asia Pacific region

     -- Net income increased 61 percent

     -- LaSalle Investment Management completed record capital raise, $30 billion of assets currently under management

    "We are extremely pleased with our record 2005 performance," said Colin Dyer, the firm's Chief Executive Officer. "Our results reflect both the quality of the products and services we deliver to clients and the commitment and client-service focus of our people. Working from this position of strength, we will continue to focus on growth in all our regions and in each of our major service lines," Dyer added.

    Operating expenses were $413 million for the fourth quarter of 2005 compared with $353 million for the same period in 2004, an increase of 17 percent in U.S. dollars and 22 percent in local currencies. For the full year, operating expenses were $1.26 billion in 2005 and $1.08 billion in 2004, an increase of 17 percent in both U.S. dollars and local currencies from the prior year. The increase was driven by increases in compensation costs related to revenue generation activities in addition to strategic investments the firm made to strengthen positions in key local and regional markets and extend global service lines.

    Prior to the third quarter of 2005, non-recurring and restructuring charges were presented as a separate line item in the consolidated statements of operations. Beginning in the third quarter of 2005, the firm refined its presentation policy to separately present only restructuring charges, which are costs to exit operations. The final payment from the litigation settlement of the 2003 abandonment of a property management software system in Asia Pacific of $0.6 million was received in the fourth quarter of 2005 and was recorded as a credit to "Operating, administrative and other" expenses. The settlement amounts received during the first half of 2005 and for the full year 2004 of $1.6 million and $2.8 million, respectively, were reclassified in the third quarter from "non-recurring and restructuring" to conform to the current presentation. Such reclassification had no impact on consolidated total operating expenses or operating income.

    The current year's interest expense for the full year 2005 was $4.0 million compared with $20.9 million for 2004. The prior year's interest expense included an $11.6 million expense related to the redemption of the Senior Notes. The improved interest expense in 2005 was a result of significantly lower debt levels throughout the year and a lower effective interest rate compared with 2004. In 2005, the firm repurchased approximately 1.6 million shares of its common stock.

     Business Segment Fourth Quarter and Full Year Performance Highlights

     Investor and Occupier Services

     -- The Americas region continued its momentum through the end of the year.
        Revenues for the fourth quarter of 2005 were $164 million, an increase of 15 percent over 2004, and $435 million for the full year, an increase of 17 percent over the prior year. Management Services revenues increased 27 percent for the quarter, 23 percent for the full year, while Implementation Services grew six percent for the quarter and 11 percent for the year compared with 2004. Capital Markets, recorded as Implementation Services revenues, continued its strong performance compared with the prior year, with full-year revenues increasing 67 percent over 2004. The Real Estate Occupier Services products, marketed as Corporate Solutions, continued to generate at least 50 percent of the region's revenues for the full year. Compared with 2004, Corporate Solutions revenues grew 19 percent for the quarter and 15 percent for the year. Within Corporate Solutions, Project and Development Services revenues increased 18 percent for the quarter and 26 percent for the full year, while Public Institutions revenues increased 86 percent for the quarter and 51 percent for the full year. Partially offsetting these increases was Tenant Representation, where lower existing client activity in the U.S. resulted in a revenue decline. The Tenant Representation business did, however, expand nine of its top 60 clients into multi-regional accounts where activity was reported in the other geographic segments and therefore benefited the firm's consolidated results. The Americas Hotels business had a solid fourth quarter and full year, benefiting from its leadership position in a strong market as well as the acquisition during the year of ThompsonCalhounFair Hotel Brokerage, a hotel real estate broker and advisory firm.

        Total operating expenses increased 22 percent for the quarter and 21 percent for the full year compared with 2004. The increase reflects strategic investments made to service new client wins and to expand market coverage in both Agency Leasing and Capital Markets. In addition, incentive compensation expenses increased as a result of the growth in revenue-supporting staff and the underlying mix of business profit contribution.

        As previously announced, on January 3, 2006, the Americas completed its merger transaction with Spaulding & Slye, a privately held real estate services and investment company with offices in Boston and Washington, DC.

     -- Europe's year-over-year revenue growth was driven by strong performances in Capital Markets, Agency Leasing and Advisory, primarily in Germany, United Kingdom and Russia. The region's revenues for the fourth quarter of 2005 were $177 million, an increase of 17 percent in U.S. dollars and 28 percent in local currencies over 2004. For the full year, revenues were $493 million, an increase of 11 percent in U.S. dollars and 13 percent in local currencies over the prior year. Germany had significant growth compared to the prior year as a result of an improving investment market that is increasingly attracting international capital. Revenues in Germany grew 75 percent in U.S. dollars for the quarter and 50 percent for the full year compared with the prior year. The English business continued its upward trend, with revenues up six percent in U.S. dollars and eight percent in local currencies driven mainly by Capital Markets. Approximately 75 percent of the Capital Markets business involved cross-border transactions as a result of the firm's strong global platform, and the client base. The Corporate Finance business, which is included in Capital Markets, also achieved significant growth in revenues for the full year over the prior year, where the focus continues to be on developing structured financing activities and private investor products. Russia had significant growth in its business in 2005 compared with 2004. Revenues in Russia for the fourth quarter increased over 100 percent and increased over 50 percent for the full year in U.S. dollars compared with the prior year. Revenues for the full year 2005 from the French business declined modestly compared with 2004, a year in which several large Capital Markets and Agency Leasing transactions were recorded.

        Operating expenses increased by 11 percent in U.S. dollars for the quarter year over year and 20 percent in local currencies, and grew 10 percent in U.S. dollars and 12 percent in local currencies on a full-year basis. The increase was primarily due to incentive compensation being higher due to the improved revenue and profit performance.

     -- Revenues for the Asia Pacific region were $92 million for the fourth quarter, an increase of 26 percent in U.S. dollars and 29 percent in local currencies from the prior year. On a full-year basis, revenues were $273 million, an increase of 23 and 21 percent in U.S. dollars and local currencies, respectively. Growth for the quarter and year to date in U.S. dollars came from both Implementation Services revenues, which grew 27 and 25 percent, respectively, and Management Services revenues, which grew 25 and 22 percent, respectively. Revenues from the growth markets of China and Japan increased over 60 percent in U.S. dollars for the full year 2005 over the prior year. The core markets of Hong Kong, Singapore and Australia continued the momentum across all business lines with full-year 2005 revenues increasing 15 percent in U.S. dollars over the prior year. The Asian Hotels business also had another very strong quarter as a result of increased transaction volume and increased market share.

        Total operating expenses for the Asia Pacific region for the fourth quarter of 2005 increased 20 percent in U.S. dollars, 22 percent in local currencies, over the prior year. On a full-year basis, operating expenses were up 18 percent in U.S. dollars and 16 percent in local currencies. Operating expenses include the reclassified benefits from "non-recurring and restructuring" expenses, which are excluded from segment reporting. Continued investment in people and technology in the growth markets, as well as new office openings, contributed to the increase in operating expenses. As a result of expansion during 2005, the firm operates in 16 markets in China and in six markets in India.

     LaSalle Investment Management

     -- LaSalle Investment Management's fourth quarter revenues in 2005 were $72 million, an increase of 34 percent in U.S. dollars and 38 percent in local currencies. For the full year, revenues grew to $203 million, up 35 percent in both U.S. dollars and local currencies over the prior year. Incentive fees, resulting from strong performance of clients' investments and the continued growth of the annuity-based business, drove the increase in revenues.

        In 2005, fourth quarter incentive fees were $26 million, an increase of $11 million over the prior year, and $43 million for the full year in 2005, an increase of $23 million over 2004. Incentive fees can vary significantly from period to period due to both the performance of the underlying funds' investments and the contractual timing of the measurement period with different clients. For example, in 2005, incentive fees of $2 million or greater were earned from eight separate clients, double the number from the previous year.

        The continued focus on the growth in annuity revenues led to a fourth quarter increase in Advisory fees of 29 percent over 2004 and an increase of 26 percent over 2004 for the full year. Advisory fees, which were $35 million for the fourth quarter of 2005 and $128 million for the full year in 2005, accounted for nearly two-thirds of LaSalle Investment Management's full-year revenues.

        Equity earnings were down for the full year, from $17 million to $12 million, as several larger transactions closed in 2004.

        LaSalle Investment Management raised over $3 billion of equity during 2005, as it launched six new private equity funds and secured nine global securities mandates. Investments made on behalf of clients in 2005 were approximately $6 billion and assets under management grew to $30 billion, a 24 percent increase over the prior year.

    Summary

    As the leading global real estate services provider and money manager, during 2005 the firm benefited from favorable market conditions and capitalized on the growth in cross-border capital flows into real estate. The firm's corporate clients continued increasingly to outsource their real estate management and to rely on the firm's advice and execution to manage their global real estate needs. In addition, LaSalle Investment Management's strong financial results were a reflection of its outstanding track record and its research-based approach that delivered performance for its clients. These favorable trends, combined with the overall positive environment for commercial real estate, are expected to continue into 2006.

    About Jones Lang LaSalle
    Jones Lang LaSalle (NYSE: JLL), the only real estate money management and services firm named to Forbes magazine's Platinum 400, has more than 100 offices worldwide and operates in more than 430 cities in 50 countries. With 2005 revenues of approximately $1.4 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of 923 million square feet worldwide. In 2005, the firm completed capital markets sales and acquisitions, debt financings, and equity placements on assets and portfolios valued at $43 billion. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $30 billion of assets under management. For further information, please visit http://www.joneslanglasalle.com .

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives, dividend payments and share repurchases may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2004 and in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 and in other reports filed with the Securities and Exchange Commission. There can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by the Company's Board of Directors. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

    Conference Call
    The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, February 1, 2006 at 9:00 a.m. EST.
    To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:

     -- U.S. callers:           +1 877 809 9540
     -- International callers:  +1 706 679 7364
     -- Pass code:              4232602

    Replay Information Available: (12:00 p.m. EST) Wednesday, February 1 through Midnight EST February 8 at the following numbers:

     -- U.S. callers:           +1 800 642 1687
     -- International callers:  +1 706 645 9291
     -- Pass code:              4232602

    Live web cast
    Follow these steps to listen to the web cast:
    1. You must have a minimum 14.4 Kbps Internet connection
    2. Log on to http://www.joneslanglasalle.com/shareholders/index.asp and follow instructions
    3. Download free Windows Media Player software: (link located under registration form)
    4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com

    This information is also available on the company's website at http://www.joneslanglasalle.com .

    If you have any questions, call Yvonne Peterson of Jones Lang LaSalle's Investor Relations department at +1 312 228 2919.

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
        For the Three and Twelve Months Ended December 31, 2005 and 2004
                        (in thousands, except share data)
                                   (Unaudited)

                               Three Months Ended              Twelve Months Ended
                                   December 31,                    December 31,
                          -----------------------------   -----------------------------
                              2005            2004            2005            2004
                          -------------   -------------   -------------   -------------
Revenue:
  Fee based services      $     492,251   $     404,911   $   1,366,805   $   1,145,456
  Other income                    6,711           7,471          23,805          21,502
      Total revenue             498,962         412,382       1,390,610       1,166,958
Operating expenses:
  Compensation and
   benefits                     309,922         256,458         902,722         762,000
  Operating,
   administrative and
   other                         93,740          83,233         320,924         276,700
  Depreciation and
   amortization                   8,869           8,703          33,836          33,381
  Restructuring charges             906           4,272           1,377           5,356

     Total Operating
      Expenses                  413,437         352,666       1,258,859       1,077,437

    Operating Income             85,525          59,716         131,751          89,521
Interest and
 other costs:
  Interest expense,
   net of interest
   income                           980             820           3,999           9,292
  Loss on
   extinguishment of
   Euro Notes                         -               -               -          11,561
                                    980             820           3,999          20,853

Equity in earnings
 from unconsolidated
 ventures                         6,052           7,376          12,156          17,447

    Income before
     provision for
     income taxes                90,597          66,272         139,908          86,115

Net provision for
 income taxes                    23,711          16,316          36,236          21,873

Net income                $      66,886   $      49,956   $     103,672   $      64,242

EBITDA                    $     100,446   $      75,795   $     177,743   $     128,788

Net income available
 to common
 shareholders             $      66,886   $      49,956   $     103,287   $      64,242

Basic income per
 common share             $        2.11   $        1.62   $        3.29   $        2.08
Basic weighted
 average shares
 outstanding                 31,645,835      30,815,657      31,383,828      30,887,868

Diluted income per
 common share             $        1.99   $        1.52   $        3.12   $        1.96
Diluted weighted
 average shares
 outstanding                 33,529,785      32,962,695      33,109,261      32,845,281

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
        For the Three and Twelve Months Ended December 31, 2005 and 2004
                                 (in thousands)
                                   (Unaudited)

                               Three Months Ended              Twelve Months Ended
                                   December 31,                    December 31,
                          -----------------------------   -----------------------------
                              2005            2004            2005            2004
                          -------------   -------------   -------------   -------------
INVESTOR & OCCUPIER
 SERVICES
  AMERICAS
    Revenue:
      Implementation
       services                  87,596          82,649         201,460         181,405
      Management
       services                  73,384          57,708         223,604         181,778
      Equity earnings               184               -             565             467
      Other services              2,618           1,758           8,657           6,371
      Intersegment
       revenue                      326             572           1,026           1,187
                                164,108         142,687         435,312         371,208
    Operating expenses:
      Compensation,
       operating and
       administrative           125,231         102,109         370,709         303,534
      Depreciation and
       amortization               3,708           3,642          14,788          14,161
    Operating Income      $      35,169   $      36,936   $      49,815   $      53,513

  EUROPE
    Revenue:
      Implementation
       services                 149,148         119,752         385,869         334,141
      Management
       services                  25,128          26,905          95,179          97,116
      Equity earnings                 5               -            (221)              -
      Other services              2,907           4,170          12,006          11,361
                                177,188         150,827         492,833         442,618
    Operating expenses:
      Compensation,
       operating and
       administrative           151,135         135,885         458,756         413,587
      Depreciation and
       amortization               2,686           2,794          10,124          10,792
    Operating Income      $      23,367   $      12,148   $      23,953   $      18,239

  ASIA PACIFIC
    Revenue:
      Implementation
       services                  60,901          47,891         162,574         130,362
      Management
       services                  30,378          24,230         108,689          88,862
      Equity earnings               (66)              -             (66)              -
      Other services                938             907           1,716           2,133
                                 92,151          73,028         272,913         221,357
    Operating expenses:
      Compensation,
       operating and
       administrative            77,044          64,021         244,081         205,434
      Depreciation and
       amortization               2,131           1,920           7,545           7,167
    Operating Income      $      12,976   $       7,087   $      21,287   $       8,756

  LASALLE INVESTMENT
   MANAGEMENT
    Revenue:
      Implementation and
       other services             4,980           4,015          19,593          12,027
      Advisory fees              34,511          26,746         127,880         101,382
      Incentive fees             26,473          15,651          43,383          20,020
      Equity earnings             5,929           7,376          11,878          16,980
                                 71,893          53,788         202,734         150,409
    Operating expenses:
      Compensation,
       operating and
       administrative            50,578          38,249         151,127         117,332
      Depreciation and
       amortization                 344             346           1,378           1,261
    Operating Income      $      20,971   $      15,193   $      50,229   $      31,816

    Total segment
     revenue                    505,340         420,330       1,403,792       1,185,592
    Intersegment revenue
     eliminations                  (326)           (572)         (1,026)         (1,187)
    Equity earnings              (6,052)         (7,376)        (12,156)        (17,447)
      Total revenue       $     498,962   $     412,382   $   1,390,610   $   1,166,958

    Total segment
     operating
     expenses                   412,857         348,966       1,258,508       1,073,268
    Intersegment
     operating expense
     eliminations                  (326)           (572)         (1,026)         (1,187)
      Total operating
       expenses before
       restructuring
       charges            $     412,531   $     348,394   $   1,257,482   $   1,072,081

      Operating income
       before
       restructuring
       charges            $      86,431   $      63,988   $     133,128   $      94,877

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
                     December 31, 2005 and December 31, 2004
                                 (in thousands)

                                                    December 31,    December 31,
                                                        2005           2004
                                                    ------------    ------------
                                                    (Unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                         $     28,658    $     30,143
  Trade receivables, net of allowances                   415,087         328,876
  Notes receivable                                         3,948           2,911
  Other receivables                                       11,283          11,432
  Prepaid expenses                                        22,442          22,279
  Deferred tax assets                                     35,816          28,427
  Other assets                                            13,864          12,189
    Total current assets                                 531,098         436,257

  Property and equipment, at cost, less
   accumulated depreciation                               82,186          75,531
  Goodwill, with indefinite useful lives,
   at cost, less accumulated amortization                335,272         343,314
  Identified intangibles, with definite
   useful lives, at cost, less accumulated
   amortization                                            4,850           8,350
  Investments in and loans to
   real estate ventures                                   88,710          73,570
  Long-term receivables, net                              20,931          16,179
  Prepaid pension asset                                      128           2,253
  Deferred tax assets                                     59,262          43,202
  Debt issuance costs, net                                 1,173           1,704
  Other assets, net                                       21,159          12,017
                                                    $  1,144,769    $  1,012,377

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities          $    155,741    $    130,489
  Accrued compensation                                   300,847         244,659
  Short-term borrowings                                   18,011          18,326
  Deferred tax liabilities                                   400             262
  Deferred income                                         20,823          16,106
  Other liabilities                                       26,813          17,221
    Total current liabilities                            522,635         427,063

Long-term liabilities:
  Credit facilities                                       26,697          40,585
  Deferred tax liabilities                                 3,079             671
  Deferred compensation                                   15,988           8,948
  Minimum pension liability                               16,753           3,040
  Other                                                   23,614          24,090
    Total liabilities                                    608,766         504,397

Stockholders' equity:
  Common stock, $.01 par value per share,
   100,000,000 shares authorized; 35,199,744 and
   33,243,527 shares issued and outstanding as of
   December 31, 2005 and December 31, 2004,
   respectively                                              352             332
  Additional paid-in capital                             653,509         575,862
  Deferred stock compensation                            (47,508)        (34,064)
  Retained earnings                                      100,141           4,896
  Stock held by subsidiary                              (132,791)        (58,898)
  Stock held in trust                                       (808)           (530)
  Accumulated other comprehensive
   income (loss)                                         (36,892)         20,382
    Total stockholders' equity                           536,003         507,980
                                                    $  1,144,769    $  1,012,377

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
             For the Twelve Months Ended December 31, 2005 and 2004
                                 (in thousands)
                                   (Unaudited)

                                                        Twelve Months Ended
                                                            December 31,
                                                    ----------------------------
                                                        2005            2004
                                                    ------------    ------------
Cash provided by earnings                           $    170,462    $    120,038

Cash (used in) provided by working capital               (49,826)         41,440

Cash provided by operating activities                    120,636         161,478

Cash used in investing activities                        (61,034)        (27,565)

Cash used in financing activities                        (61,087)       (166,875)

    Net decrease in cash and cash equivalents             (1,485)        (32,962)

Cash and cash equivalents, beginning of period            30,143          63,105

Cash and cash equivalents, end of period            $     28,658    $     30,143

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

     Below is a reconciliation of net income to EBITDA (in thousands):

                                                Years Ended December 31,
                                               -------------------------
                                                  2005            2004
                                               ---------       ---------
     Net income                                $ 103,672       $  64,242
     Add:
     Interest expense, net of interest income      3,999           9,292
     Net provision for income taxes               36,236          21,873
     Depreciation and amortization                33,836          33,381
     EBITDA                                    $ 177,743       $ 128,788


     Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                                Years Ended December 31,
                                               -------------------------
                                                  2005            2004
                                               ---------       ---------
     Net cash provided by operating
      activities                               $ 120,636       $ 161,478
     Add:
     Interest expense, net of interest income      3,999           9,292
     Change in working capital and non-cash
      expenses                                    16,872         (63,855)
     Net provision for income taxes               36,236          21,873
     EBITDA                                    $ 177,743       $ 128,788

2. Effective the fourth quarter of 2004, 'Equity in earnings from unconsolidated ventures' has been reclassified, for all periods presented on the Consolidated Statement of Earnings, from 'Revenue' to be presented as a separate line item between 'Total interest and other costs' and 'Income before provision for income taxes,' in accordance with Rule 5-03 of Regulation S-X. As a result, 'Operating income' has been adjusted for the comparative year. Since equity earnings are an integral part of the money management business, equity earnings have been included within 'Revenue' in segment operating results for discussion purposes only.

3. Net debt represents the aggregate of 'Short-term borrowings,' 'Credit facilities,' and '9 percent Senior Euro Notes' less 'Cash and cash equivalents.'

4. For purposes of segment operating results, the allocation of restructuring charges to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges being allocated.

5. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission shortly.

6. Net income available to common shareholders is net income less dividends declared on unvested common shares of $0.4 million.

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             01/31/2006
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer of Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /Web site:  http://www.joneslanglasalle.com
                http://www.joneslanglasalle.com/shareholders/index.asp /
    (JLL)